Woodward, Inc. 1000 East Drake Road P.O. Box 1519 Fort Collins, CO 80522-1519 USA Tel: 970-482-5811 Fax: 970-498-3050
Exhibit 10.2

Date:	May 27, 2011

To:	Mr. Sagar Patel 4711 Medallion Way Mason, Ohio 45040

From:	Tom Gendron Chairman of the Board and Chief Executive Officer

Subject:	Job Offer
Dear Sagar,
We are pleased to present to you the following details of your job offer:
POSITION:
This offer is for the position of President, Aircraft Turbines Systems reporting to Tom Gendron. This is an executive officer, exempt position and you will be based in the Rockford, Illinois facility.
COMPENSATION:
Base Pay:
•	Your base salary will be $13,461.54 bi-weekly or $350,000 annually. Pay periods are bi-weekly and in the form of direct deposit. You will be eligible for a wage review on October 1, 2012.
Annual Incentive Compensation:
•
You will participate in the Management Incentive Plan (MIP). Your annual MIP target will be 60% of base pay (or $210,000). The MIP payouts can reach a maximum of 200% of target. Any MIP bonuses are paid out each November after the close of the fiscal year, which is September 30th. Target MIP bonuses are set by company objectives and financial performance. Subject to a start date prior to July 1, 2011, you would be eligible to participate in the MIP for Fiscal Year 2011, under which any MIP payout would be based on a prorated basis based on the number of pay periods you worked in the Fiscal Year. Please review the attached MIP Administrative Guidelines and related materials for further details.

Long Term Incentives:
•
This position qualifies for Stock Options. The granting of Stock Options is not a guarantee, and is subject to approval by the Compensation Committee of the Board of Directors. Any grants are typically issued on or about October 1st. Please review the enclosed Stock Option Plan materials for further details.

•
You will participate in the Woodward Long Term Incentive Plan (LTIP). This is a cash incentive compensation plan for selected top executives of the Company. The plan consists of a three-year performance period, with a new performance period starting at the beginning of each fiscal year. To the extent that the designated goals are achieved, a percentage (up to 200%) of the target award will be paid at the end of the performance period. Your target participation level will be 35% of your base pay (or $122,500).

Special Provisions:
•
As an added incentive, you will also receive a $375,000 (less applicable withholdings) cash sign on bonus if you accept the position. This bonus will be paid in the first pay run following your start date. Please note that you will be required to repay Woodward the bonus paid should you voluntarily leave the company within 2 years from your start date.

•
Please note that all special provision payments are taxed at a flat federal withholding tax of twenty-five percent (25%), whether they are grossed up or not. Depending on your personal tax situation, this rate may not be enough to cover your actual tax liability. If you determine that additional taxes should be withheld, please contact Human Resources so they can coordinate with Payroll to increase the flat rate. This increase would apply to special payments only.

•
If you accept this position, you will receive 25,000 nonqualified stock options upon your start date. The grant will be established at the Woodward stock price on your first date of employment using the closing price of the Company’s common stock on NASDAQ as of the award date. The vesting schedule will be consistent with the Stock Option Agreement. You will be eligible for another stock option grant in October 2011.

•	Guaranteed target pro-rated LTIP payment (i.e., no less than $40,833) paid in November 2012, and guaranteed target pro-rated LTIP payment (i.e., no less than $81,667) in November 2013.
•
A Change in Control Agreement that is triggered by a change in control will be prepared for you consistent with the provisions set for our Officers. If, within two years following a change in control of Woodward, (a) you resign for good reason (as defined in the agreement), or (b) your employment is terminated by Woodward (other than for cause or due to death or disability), you would receive, subject to the terms and conditions of the change in control agreement: (1) your unpaid base salary, accrued vacation pay, unreimbursed business expenses, and any other accrued obligations owed by Woodward; (2) a payment equal to the Woodward’s cost to provide you with two years continued health and welfare benefit coverage under Company-provided plans; (3) a payment equal to two years of contributions Woodward would have made on your behalf to your tax-qualified defined contribution retirement plan(s); (4) a payment, pro-rated based on relevant service, of the greater of the then-current year’s annual incentive award target or actual amount earned based on annualized year-to-date performance; (5) a payment, pro-rated based on relevant service, of the greater of target or the actual amount earned based on annualized year-to-date performance of all outstanding cash-based long-term incentive awards; (6) 200% of the sum of your annual base salary and target annual incentive. In addition, all unvested stock options awards not previously accelerated would become immediately exercisable. Outplacement services would be provided at Woodward’s expense as well as tax preparation services for the taxable year in which the termination occurred.

BENEFITS:
Woodward has an outstanding benefits package that distinguishes us in the labor market. Please review the enclosed Benefits Program Summary. Some benefits to highlight:
•	You and any eligible dependents will be able to fully participate in the OneWoodward Health Care (medical, dental and vision) programs after thirty days of continued employment.
•
You will become eligible for company-funded life insurance in the amount of two times your base annual salary after thirty days of continued employment. Additional life insurance for yourself or your dependents may be purchased during the annual enrollment period, which is each October/November.

•
You may also elect to participate in our 401K plan upon employment. You can contribute between 0-50% of your bi-weekly pay, and Woodward will match 100% on contributions from 1 to 3%, and 50% on contributions above 3% to 6% (maximum company match of 4.5%). You will be 100% vested at the time of enrollment.

•
Upon two years of service, you will automatically become a participant in the Woodward Stock Plan (the Company annually contributes 5% of eligible wages on your behalf). You will be 100% vested at the time of eligibility.

•
The standard Seniority Based Vacation Plan accrues per pay period and equates to a base of ten days per calendar year. As a seasoned professional, you will be eligible for 4 weeks of vacation through your 13thth year of service. Upon your 14th year of service, vacation will begin to accrue beyond 4 weeks, at the rate indicated on the Seniority Based Vacation Plan schedule. Vacation may be taken after 30 days of employment. Base vacation in your first year will be calculated based upon the number of pay periods you work.

•
You will also be eligible to participate in the Executive Benefit Plan. This is a nonqualified deferred compensation plan that allows you, as part of a select group of Woodward executives, to save extra pre-tax compensation for your retirement. These savings are in addition to the amount you can save through the qualified Woodward Retirement Program, which includes the 401(k) deferrals and matching contributions and the Woodward Stock Plan. Please review the attached program description.

RELOCATION BENEFITS:
We will authorize a comprehensive relocation program to assist you and your family in moving from Ohio to the Rockford area. Please review the attached Woodward Relocation Policy Guidelines for a full description of the relocation benefits and program rules. The following highlights some of the benefits that will be provided to you:
•	Pre-move house hunting trip for you and your spouse.
•	Moving of household goods.
•	Final move expenses.
•	Temporary living expenses.
•	Assistance in the sale of your home
•	Closing costs on your new home.
As an added benefit, we will authorize the following relocation policy exceptions:
•	An extension to complete the relocation process up to August 31, 2012.
•	Guaranteed offer on home option
•	Interim living arrangements (use of the Woodward Condominium) in Rockford up to August 31, 2012 (valued at $1,550 per month), plus gross-up.
This letter contains the entire agreement with respect to your employment. It supersedes any and all other agreements, either oral or in writing with respect to the employment relationship. You and Woodward acknowledge and agree that no other agreement, statement or promise not included in this letter shall be valid or binding. The terms of employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement signed by both you and the Corporate Vice President, Human Resources.
Although we look forward to this being a long and mutually rewarding association, Illinois is an at-will state. Your employment will be at will. You may leave your employment at any time. Woodward may transfer, reassign, suspend or demote, or may terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

Our offer is contingent upon: 1) the successful completion of a pre-employment drug screen, 2) the position being in existence at the time of your established start date, 3) no evidence of false or misleading information on your application or subsequent information you provide, 4) the completion of a post-offer physical, 5) the successful completion of a background check and Restricted Party Screening, 6) fulfilling I-9 and e-Verify requirements, and 7) receipt of any required export license or other authorization from the US government under US Export Control Regulation. These are requirements for all new employees.
We look forward to discussing the offer in more detail. Should any questions arise regarding this offer, feel free to contact Steve Meyer, Corporate Vice President, Human Resources or me.
If you accept this job offer on the terms and conditions set forth in this letter, please sign below and return the original of this letter to Steve Meyer either via fax ((970) 962-7146) or mail (1000 E. Drake Road, Fort Collins, CO 80525).
Sagar, we are really looking forward to having you join Woodward. This is an exciting time to be with the company as we are positioned extremely well for profitable growth. We hope that the career transition process for you and your family goes well.
Sincerely,
Tom Gendron
Enclosures
Accepted:

/s/ Sagar Patel

Sagar Patel	Date

Start Date:	6/27/2011

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